Exhibit 10.20

TRANS WORLD CORPORATION

545 Fifth Avenue

Suite 940

New York, New York 10017

(212) 983-3355

Via Personal Delivery

October 3, 2014

Mr. Rami S. Ramadan

Chief Executive Officer/Chief Financial Officer

Trans World Corporation

545 Fifth Avenue

Suite 940

New York, New York 10017

Re: Amendment to Employment Agreement

Dear Rami:

This letter (the “Amendment”) shall amend the Amended and Restated Employment Agreement by and between you (“Employee”) and Trans World Corporation (“Employer”) dated as of November 18, 2008 (“Employment Agreement”), as follows:

1.              Section 7 of the Employment Agreement shall be deleted in its entirety and revised to read as follows:

“7.                                                        SPECIAL TERMINATION PROVISIONS. (a)  Notwithstanding the provisions of Section 6 of this Agreement, this Agreement, and Employee’s employment, shall terminate upon the occurrence of any of the following events:

(i)                                     automatically upon the death of Employee, the date of death being the effective date of termination (“Date of Termination”), provided, however, that, on Employer’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender any accrued but unpaid:  (A) Base Salary, (B) sick pay and (C) vacation pay to Employee’s estate;

(ii)                                  the giving of written notice from Employer to Employee of the termination of this Agreement upon the Complete Disability of Employee, the date that the Board of Directors of Employer makes a determination of Complete Disability being the effective Date of Termination, provided, however, that, on Employer’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender any accrued but unpaid:  (A) Base Salary, (B) sick pay, and (C) vacation pay to Employee;

(iii)                               the giving of written notice by Employer to Employee of the termination of this Agreement upon the discharge of Employee for Cause, the date set forth in the notice being the effective Date of Termination, provided, however, that, on Employer’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender any accrued but unpaid: (A) Base Salary, (B) sick pay and (C) vacation pay to Employee;

(iv)                              the giving of written notice by Employer to Employee of the termination of this Agreement following a denial, suspension for more than ninety (90) calendar days or revocation of Employee’s License (as defined in Section 9(b) of this Agreement) or the failure of Employee to obtain such License as required by applicable Gaming Authorities as set forth in Section 9(b), the date set forth in the notice being the effective Date of Termination, provided, however, that, on Employer’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender any accrued but unpaid:  (A) Base Salary, (B) sick pay, and (C) vacation pay to Employee;

(v)                                 the giving of written notice by Employer to Employee of the termination of this Agreement without Cause, the date set forth in the notice being the effective Date of Termination, provided, however, that, on Employer’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender to Employee in a lump sum any accrued but unpaid:  (A) Base Salary, (B) sick pay, (C) vacation pay, and, (iv) an amount equal to twelve (12) months of Employee’s monthly Base Salary as of the date of such notice (“Severance Payments”).  Employer also covenants and agrees to maintain and provide, at no cost to Employee, until the earlier of: (x) one year after the Date of Termination, or (y) the date Employee obtains subsequent employment where medical insurance coverage is available to him, Employee’s continued participation in all group health and/or medical insurance in which the Employee participated immediately prior to termination of this Agreement as allowed under Section 409A of the Code (“Health Insurance”); provided that any insurance premiums payable by Employer or any successors pursuant to this Section 7(e) shall be payable at such times and in such amounts as if Employee was still an employee of Employer, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by Employer in any other taxable year; and provided further that if Employee’s participation in any group insurance plan is barred, Employer shall either arrange to provide Employee with insurance benefits substantially similar to those which Employee was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by Employer as of the Date of Termination;

(vi)                              the giving of written notice by Employee to Employer upon a material breach of this Agreement by Employer, which material breach remains uncured for a period of thirty (30) days after the giving of such notice, the date thirty (30) days after the date of such notice being the effective Date of Termination, provided, however, that, on Employer’s pay date which is the closest to the date which is within thirty (30) days after the Date of Termination, Employer must tender in a lump sum any accrued but unpaid:  (A) Base Salary, (B) sick pay, (C) vacation pay, and (D) the Severance Payments as set forth in Section 7(a)(v)(D), above to Employee. Employer shall also provide to Employee the Health Insurance benefits described in Section 7(a)(v), above, for the period beginning on the Date of Termination and ending on the earlier of: (x) the date Employee obtains subsequent employment where medical insurance coverage is available to him, or (y) a period of one (1) year after the Date of Termination; or

(vii)                           if, (x) within one hundred twenty (120) days prior to the occurrence of a Change of Control or within twenty four (24) months following the occurrence of a Change of Control (collectively, the “Protected Period”), Employee’s employment is terminated by Employer other than for Cause (and not due to Employee’s death or Complete Disability), the date on which the written notice of termination is given by Employer being the effective Date of Termination, or, (y) Employee’s employment is terminated by Employee pursuant to a Voluntary Termination for Good Reason, the date on which the written notice is given by Employee being the effective Date of Termination, or, (z) Employee is in the employ of Employer on the closing date of a Change in Control, then Employer shall pay to Employee in a lump sum, on Employer’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, if Employee is terminated, or within thirty (30) days after the consummation of the Change in Control (if clause (z) is applicable), (A) an amount equal to two times the Base Salary at such time, plus (B) any accrued but unpaid (i) Base Salary, (ii) sick pay, and (iii) vacation pay. Employer shall also provide to Employee the Health Insurance benefits described in Section 7(a)(v), above, for the period beginning on the Date of Termination (or if there is no termination but if the benefits are diminished or ended during the Protected Period) and ending on the earlier of: (x) the date Employee obtains subsequent employment where medical insurance coverage is available to him, or (y) a period of two (2) years after the Date of Termination or Change of Control, as the case may be. If the benefit under this Section 7(a)(vii) is paid as a result of Employee’s election under Section 7(a)(z), it cannot be paid again pursuant to Section 7(a)(x) or 7(a)(y) for the same Change of Control event; or

(viii)                        the date which is not less than sixty (60) days after receipt by Employer of written notice from Employee to terminate this Agreement for no reason, such date being the effective Date of Termination; provided, however, that, on Employer’s pay date which is the closest to the date which is within thirty (30) calendar days after the Date of Termination, Employer must tender to Employee any accrued but unpaid (A) Base Salary, (B) sick pay, and (C) vacation pay.

(b)                                 Employee shall promptly report to Employer the name and address of his new employer(s) after the Date of Termination and whether such employer(s) has medical insurance that is available to him. In the event Employee is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (commonly known as COBRA) to qualify for the health benefits provided thereunder, the obligations of Employer and its Affiliates under COBRA shall be conditioned upon Employee’s timely making such an election. All payments to be made hereunder shall commence on the effective Date of Termination. All payments made under this Section 7 shall be deemed by the parties to be liquidated damages and Employer shall have no further obligation or liability to Employee thereafter. Employee will be entitled to receive such payments only upon the execution and delivery to Employer of a general release and covenant not to sue satisfactory to the parties.”

2.              There shall be added to Section 8 a new subsection 8(i) that reads as follows:

“(i)                               (i)    In the event that: (A) the aggregate payments or benefits to be made or afforded to the Employee under Section 7(a)(vii) hereof are deemed to be “parachute payments” as defined in Section 280G of the Code or any successor thereof (the “Termination Benefits”), and would be deemed to include an “excess parachute payment” under Section 280G of the Code; and (ii) if (A) such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three times the Employee’s “base amount,” as determined in accordance with Section 280G of the Code, and (B) the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (a) the amount of tax required to be paid by the Employee thereon by Section 4999 of the Code and further minus (b) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then (iii) the Termination Benefits shall be reduced to the Non-Triggering Amount.

(ii) If it is determined that the Employee’s Termination Benefits shall be reduced pursuant to Section 8(i)(i) Employer shall first reduce the cash severance payments provided for in Section 7(a)(vii)(A)-(D), then any acceleration of vesting of equity awards to which Employee may be entitled and then the Health Insurance benefits continuation described in Section 7(a)(v). Reduction in either cash payments or equity compensation benefits shall be made pro rata between and among benefits that are subject to Section 409A of the Code and benefits that are exempt from Section 409A of the Code.

(iii) Any determination of whether there will be a limitation on payments to the Employee pursuant to Section 8(i) above shall be made by the certified public accounting firm used by Employer immediately prior to the Change of Control or, if such firm declines to serve, such other PCOAB-registered certified public accounting firm as may be designated by the Employee (the “Accounting Firm”), which shall provide detailed supporting calculations both to Employer and the Employee not less than ten (10) Business Days prior to the Change of Control. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any determination by the Accounting Firm shall be binding upon Employer and the Employee. For purposes of making the calculations required by this Section 8(i), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. For purposes of this Agreement, a “Business Day” is any day other than a Saturday, Sunday or Federal holiday.

(iv) The Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would result in a loss by Employer of any portion if its tax deduction for payments made by Employer to the Employee due to the application of Section 280G of the Code.

(v) Notwithstanding any other provision of this Section 8(i), Employer may withhold and pay over to the Internal Revenue Service for the benefit of the Employee all or any portion of the applicable taxes under Section 4999 of the Code that it determines in good faith that it is or may be in the future required to withhold, and the Employee hereby consents to such withholding.”

Except as set forth above, the Employment Agreement shall continue in full force and effect.

You have the right to consult your own attorney prior to the execution of this Amendment and your signing hereof represents the fact that you have so consulted with your counsel or have waived such right to do so.

If you have read, understand and accept this Amendment to the Employment Agreement, please so signify by signing and dating this letter in the space provided below.

Sincerely,
TRANS WORLD CORPORATION

By:	/s/ Patrick J. Bennett, Sr.
Name:	Patrick J. Bennett, Sr.
Chairman, Compensation Committee of
The Board of Directors

I have read, understand and voluntarily agree to the above Amendment:

By:	/s/ Rami S. Ramadan
Name:	Rami S. Ramadan
Chief Executive Officer/
Chief Financial Officer

Date: November 11, 2014